Exhibit 99.1

2021 Cabot Blvd. West Langhorne, PA19047 à Ph: 267-775-8100

Power Medical Interventions, Inc. Receives NASDAQ Notice; Hearing Requested

LANGHORNE, Pa., Nov 26, 2008 (GLOBE NEWSWIRE) — Power Medical Interventions(r), Inc. (NASDAQ GM:PMII - News), a leader in developing and commercializing Intelligent Surgical Instruments(tm), today announced that, as expected, on November 21, 2008, the Company received a letter from the Listing Qualifications Staff of The NASDAQ Stock Market LLC (the “Staff Determination”) notifying it that, based upon the Company’s non-compliance with the $50 million market value of listed securities requirement for continued listing on The NASDAQ Global Market, as set forth in NASDAQ Marketplace Rule 4450(b)(1)(A), the Company’s securities were subject to delisting from NASDAQ unless the Company requested a hearing before a NASDAQ Listing Qualifications Panel (the “NASDAQ Panel”).

The Company today requested a hearing before the NASDAQ Panel, which will stay any action with respect to the Staff Determination until the Panel renders a decision subsequent to the hearing.  There can be no assurance that following the hearing the Panel will grant the Company’s request for continued listing.

The Staff Determination follows correspondence from NASDAQ dated October 22, 2008, which was disclosed by the Company on October 24, 2008, indicating that, should the Company fail to regain compliance with the market value of listed securities requirement by November 21, 2008, NASDAQ would provide written notification of such and the opportunity to request a hearing before the NASDAQ Panel.

About Power Medical Interventions, Inc.:

Power Medical Interventions(r), Inc. is the world’s only provider of computer-assisted, power-actuated surgical stapling products. PMI’s Intelligent Surgical Instruments(tm) enable less invasive surgical techniques to benefit surgeons, patients, hospitals and healthcare networks. PMI manufactures durable recyclable technology to reduce medical waste and help keep the planet clean. The company was founded in 1999, and is headquartered in Langhorne, PA with additional offices in Germany, France, and Japan. To learn more about Power Medical Interventions, Inc. and its products, please visit http://www.pmi2.com.

Safe Harbor Statement

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, commercialization and technological difficulties, and other risks detailed in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the three months ended September 30, 2008.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Company Contacts:

Power Medical Interventions, Inc.

John P. Gandolfo, Chief Financial Officer

267-775-8100

FD

Evan Smith, CFA

212-850-5606

Evan.smith@fd.com